MEMBERSHIP INTEREST PURCHASE AGREEMENT

of

For Environmental Turnkey Solutions LLC and its Subsidiaries

among

Anthony Cialone, Anthony Escobedo, and Joseph Vecchio

and

Q2Earth, Inc.

dated as of

August 29, 2017

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 29, 2017, is entered into between Anthony Cialone (“Cialone” or a “Seller”), Anthony Escobedo (a “Seller”), and Joseph Vecchio (a “Seller”, and collectively with Anthony Cialone and Anthony Escobedo, the “Sellers”), and Q2Earth, Inc. (f/k/a Q2Power Technologies, Inc.), a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers collectively own all of the Company’s issued and outstanding equity interests (the “Membership Interests”) in Environmental Turnkey Solutions, LLC, a Florida limited liability company (the “Company”);

WHEREAS, ETS owns all of the issued and outstanding equity interests of ETS Realty1, LLC, a Florida limited liability company (“ETS Realty1”), ETS Compost, LLC (“ETS Compost”), ETS Repairs & Maintenance, LLC (“ETS Repairs”), ETS Transportation, LLC (“ETS Transportation”), and ETS of Sarasota, LLC (“ETS Sarasota”, and collectively with the ETS Realty 1, ETS Compost, ETS Repairs, ETS Transportation, and ETS Sarasota the “Acquired Subsidiaries”).

WHEREAS, Buyer has considered in its valuation of the Company and its Acquired Subsidiaries its growth opportunities for which certain minimum financial and operating results will be guaranteed through the application of the Earnout, defined below, and the additional potential significant value of mineral sales from the recently acquired Logue Road property over and above current Company business operations.

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Membership Interests, for the consideration and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounting Principles” means in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

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“Adjusted EBITDA” means with respect to any calculation period the net income before interest, taxes, depreciation and amortization of the Company and its Acquired Subsidiaries for such period determined in accordance with GAAP but applied and calculated in a manner consistent with the Company’s and its Acquired Subsidiaries consolidated Financial Statements, adjusted to exclude any extraordinary non-recurring items of revenue (including but not limited to insurance claim proceeds) and any indirect overhead charges of Buyer, but shall include in expenses wages paid to the two principals of Seller (Cialone and Escobedo), and any accounting costs associated with the preparation and maintenance of the Company and Acquired Subsidiaries consolidated Financial Statements for GAAP purposes.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assignment” has the meaning set forth in Section 2.04(b)(i).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“BOA Loans” means the loans granted by Bank of America to the Company as evidenced by Schedule I (a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Palm Beach, Florida are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Eisner Amper LLP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.07.

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Indebtedness” means Indebtedness as of the Closing Date.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

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“Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with generally accepted accounting principles (GAAP) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Earnout Shares” has the meaning set forth in Section 2.05.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, Lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

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“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow” has the meaning set forth in Section 10.14(c).

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii)

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations arising from cash/book overdrafts, (d) all obligations (other than guarantees and indemnities) of such Person secured by a Lien, (e) all capital lease obligations, (f) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable as obligor or otherwise (including trade payables which are more than forty-five (45) days past due based on the due date specified in the invoice thereof, or if no due date is specified in the invoice or if no invoice exists, then based on past custom and practice), (g) all liabilities classified as non-current liabilities in accordance with GAAP, (h) all deferred compensation obligations that are owed or that are not cancelable by unilateral action of an Acquired Company and may become owing under agreements or arrangements existing as of the Closing, (i) all obligations that are owed or that are not cancelable by unilateral action of any Acquired Company and may become owing under agreements or arrangements existing as of the Closing in consideration for non-competition, non-solicitation, consulting, intellectual property assignment or protection, or information confidentiality obligations of any current or former employee, consultant, agent, officer, director, contractor or other service provider of or to any Acquired Company, (j) all deferred rent obligations, (k) unpaid Seller Expenses and any other amounts that are payable or would become payable by an Acquired Company to Persons other than the Parties directly or indirectly as a result of the transactions contemplated by this Agreement, (l) any customer over-payments, and (m) all accrued interest, prepayment premiums or penalties related to any of the foregoing; provided, however, Indebtedness shall not include obligations of the Company with respect to the BOA Loans, the Santucci Note, the Logue Road Note, or such other debt replaced by the Q2 Promissory Notes.

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“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Seller or any managing member, limited liability company manager or executive officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any Acquired Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

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“Logue Road Note” means that certain Promissory Note issued by ETS Reality1 to Joseph Vecchio dated May 25, 2017 in the original principal amount of $1,500,000 for the purchase of the property located in Myakka, Florida (the “Logue Road Property”).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) act of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Net AR” means the aggregate amount of current accounts receivable (not aged more than 45 days) plus cash on hand, less the aggregate amount of all accounts payable and accrued expenses (including Seller’s Expenses), all in accordance with GAAP (for instance, insurance proceeds or deferred revenue shall not be considered AR); provided, however, that with respect to accounts receivable from each of Brightview, Lely CDD, Landcare, ETI and Lipmans, receivables not aged more than 60 days shall be considered current.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a)

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

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“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased, or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Recapitalization” means a reverse split of the Buyer’s common stock approved by the Seller’s stockholders and Board of Directors that affects all common stockholders equally, in which case any common shares set forth in this Agreement would be divided by the approved reverse split ratio and any stock price would be multiplied by the approved reverse split ratio, unless the parties agrees otherwise in writing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the manufacturing and/or sale of compost, soil and mulch.

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“Restricted Period” has the meaning set forth in Section 5.06(a).

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Expenses” means the costs, fees and expenses incurred by the Sellers and/or the Company and/or any of the Acquired Subsidiaries in connection with this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby (including fees and expenses of legal counsel, accountants, investment bankers and other representatives and consultants).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means Adelman Katz & Mond LLP.

“Sellers’ Representatives” has the meaning set forth in Section 2.10.

“Straddle Period” has the meaning set forth in Section 6.04.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the State of Florida.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, and the Employment Agreements for Cialone and Escobedo, the Lock-Up Agreements, the Q2 Promissory Notes, the Membership Interests Assignment and the indemnification agreements with Vecchio and any other guarantor of the USDA Loan.

“Union” has the meaning set forth in Section 3.21(b).

“Vecchio Note” means that certain Promissory Note issued by the Company to Joseph Vecchio dated September 8, 2016 in the original principal amount of $3,000,000.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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ARTICLE II
Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ collective right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate amount to be paid for the Membership Interests shall be Twelve Million Dollars ($12,000,000) (the “Purchase Price”), subject to the adjustments set forth in this Agreement. The Purchase Price shall be paid by the Buyer as follows:

(a) An amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000), as adjusted pursuant to Section 2.05, to be paid or distributed pursuant to the terms of the Waterfall Schedule as set forth in Schedule 2.02(a) at Closing (the “Closing Cash Purchase Price”); and

(b) An amount equal to Six Million Dollars ($6,000,000) of the Purchase Price (the “Stock Consideration Purchase Price”), will be payable at Closing by the issuance to the Sellers, pursuant to their respective Allocation Percentages, in the number of shares of restricted common stock of Buyer equal to the Stock Consideration Purchase Price divided by $0.15 per share for a total of forty million (40,000,000) shares (“Q2 Stock Consideration”), and subject to the Earnout set forth in Section 2.06, the Escrow, and any Recapitalization; and

(c) An amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000) will be payable by Buyer in secured promissory notes in the form of one which is attached hereto as Exhibit A-1 (with respect to Vecchio) and Exhibit A-2 (with respect to Cialone and Escobedo) to be paid pursuant to the terms of the Waterfall Schedule listed on Schedule 2.02(c) as such Waterfall Schedule is updated in connection with Closing (the “Q2 Promissory Notes”), and subject to the Escrow. The Q2 Promissory Notes will be paid at the closing of the Buyer’s next funding in a minimum aggregate amount of Fifteen Million Dollars ($15,000,000) but no later than nine (9) months from Closing, provided $250,000 in principal and interest payments are made to Vecchio each fiscal quarter commencing on January 1, 2018 (assuming closing on or before November 15, 2017, and if Closing is after, then starting on April 1, 2018). The Q2 Promissory Notes will provide security in the form of additional Q2 common stock plus a penalty, as set forth more fully therein.

The Purchase Price shall be allocated among the Sellers as set forth on Exhibit B at the time of the Closing (the relative allocation among Sellers after satisfaction of the amounts set forth on the Waterfall Schedule above the line labeled “Member Cash Distributions” being their respective “Allocation Percentages”).

Section 2.03 Assumption of Debt. All Indebtedness and other liabilities of the Company will be assumed by the Buyer at Closing as specifically set forth in this Section 2.03:

(a) The Closing Indebtedness will be assumed by the Buyer, but shall be subject to an adjustment to Closing Cash Purchase Price as set forth and be paid out pursuant to the Waterfall Schedule 2.02(a);

(b) The BOA Loans will be assumed by the Buyer, subject to the consent of the lender and the agreement for Joseph Vecchio to maintain any required collateral agreement with the lender, and subject to anticipated refinancing pursuant to the USDA Loan (and if the USDA Loan is outstanding at Closing the USDA Loan will be assumed by the Buyer as a factor of Buyer owning all of the equity interests of the Company); and

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(c) The Logue Road Note will be assumed by the Buyer; provided however, (i) if the USDA Loan is approved and allowed to be transferred to the Buyer post-Closing, any of the Sellers who provided personal guarantees would remain as personal guarantors following Closing subject to Buyer’s agreement to indemnify such persons as more specifically set forth in Section 10.14, below; and (ii) if the Company’s USDA Loan is not approved or not allowed to be assumed by the Buyer after Closing, if applicable, the Logue Road Note shall be extended to provide a 10 year amortization with an interest rate not to exceed 8% with no payments due until the Logue Road Property is properly permitted for full use by the Buyer to remove material from the borrow pit and proper permitting is obtained to compost green waste onsite. The holder of said note shall retain his security interest and mortgage on the Logue Road Property through maturity of that obligation; provided further, said security interest shall apply only to the Logue Road Property and shall not provide recourse or be cross-collateralized with any other assets of the Buyer.

(d) The Santucci Note, a portion of which will be paid at Closing per the Waterfall Schedule and the balance to be paid per the terms of that Note, it being understood by the parties that if such post-Closing balance is not repaid with proceeds from the USDA Loan, the Sellers will repay the post-Closing Balance to Santucci from the proceeds of the Q2 Promissory Notes.

Section 2.04 Transactions to be Effected at the Closing.

(a)	At the Closing, Buyer shall deliver to Sellers:

(i) the Closing Cash Purchase Price as adjusted and Waterfall pay-out pursuant to Section 2.05(a) and the corresponding Schedule; and

(ii) the Q2 Stock Consideration, minus the Earnout Shares and the Escrow shares;

(iii) each Q2 Promissory Note, minus the Escrow amount; and

(iv) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) an assignment of the Membership Interests held by each Seller to Buyer in form and substance satisfactory to Buyer (collectively, the “Membership Interest Transfer Powers”), duly executed by each Seller;

(ii) the Employment Agreements and Lock-Up Agreements; and

(iii) any other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

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Section 2.05 Closing Cash Price Adjustment.

(a)	Closing Cash Purchase Price.

(i) In order to determine the Closing Cash Purchase Price, Sellers shall prepare in good faith and, not less than three (3) Business Days before the Closing Date, deliver to Buyer (A) an estimated balance sheet of the Company (the “Estimated Closing Date Balance Sheet”) as of the open of business on the Closing Date, and (B) a certificate, executed by Cialone and Company (the “Estimated Closing Cash Purchase Price Certificate”) setting forth the Sellers’ good faith estimate as of the open of business on the Closing Date of: (1) the Closing Indebtedness, (2) the Seller’s Expenses, (3) the Net AR amount, and (4) any other items set forth on Schedule 2.02(a) in each case as of the open of business on the Closing Date and prepared in accordance with the Accounting Principles, along with Sellers’ calculation of the resulting estimated Closing Cash Purchase Price based upon the amount by which Net AR is less than zero (which will result in a decrease to the principal amount of the Q2 Promissory Note by such amount) or exceeds zero (which will result in an increase in the Estimated Closing Cash Purchase Price by such amount, with the increased amount paid to the Sellers when the appropriate AR is actually received by the Company) (the “Estimated Closing Cash Purchase Price”). The Estimated Closing Cash Purchase Price (including the calculations set forth therein) shall be prepared in accordance with the Accounting Principles. Following the delivery of the Estimated Closing Cash Purchase Price Certificate for a period of two (2) Business Days thereafter (the “Pre-Closing Review Period”), upon request by Buyer, the Company shall provide Buyer and its representatives and accountants with reasonable access, during normal business hours, to the Company’s relevant employees, personnel, counsel, representatives, advisors and outside accountants, in each case to the extent involved with, and to the accounting and financial books and records of the Company related to, the preparation of the Estimated Closing Cash Purchase Price Certificate and the calculations set forth therein (including all components thereof). If the Buyer notifies the Sellers in writing of any objection to the Estimated Closing Cash Purchase Price Certificate or the calculations set forth therein (including all components thereof) during the Pre-Closing Review Period, Buyer and the Sellers shall attempt in good faith to resolve any disputes regarding the applicable component(s) of the Estimated Closing Cash Purchase Price Certificate and the calculations set forth therein prior to end of the Pre-Closing Review Period, and to the extent that they are able to resolve any such disputes, the Sellers will deliver an updated Estimated Closing Cash Purchase Price Certificate to the Buyer reflecting the resolution of any such disputes prior to Closing; provided that the delivery of any such update to the Estimated Closing Cash Purchase Price Certificate shall not affect or otherwise delay the Closing. If Buyer and the Company are unable to resolve all disputes regarding a component of the Estimated Closing Cash Purchase Price Certificate prior to Closing, then the amount of such component as set forth in the Estimated Closing Cash Purchase Price Certificate delivered by the Sellers (including any update thereto delivered pursuant to the prior sentence) shall be submitted to an independent accountant for final determination, as set forth below, and the parties may either delay Closing until such determination is made or close the acquisition with the disputed amount to be paid or refunded after Closing as determined by the independent accountant. The Waterfall Schedule shall be updated to be consistent with the Estimated Closing Cash Purchase Certificate as in effect at the time of Closing.

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(ii) Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in this section, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of David Brooks and Associates or, if David Brooks and Associates is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Estimated Closing Cash Purchase Price. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iii) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(iv) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Estimated Closing Cash Purchase Price Certificate and/or the Closing Cash Purchase Price shall be conclusive and binding upon the parties hereto.

(b) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller’s Representative a statement setting forth its calculation of Actual Closing Cash Purchase Price, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation as of the actual Closing Date of (i) Closing Indebtedness, (ii) Seller’s Expenses, (iii) Net AR, and (iv) any other item listed on Schedule 2.02 (the “Closing Statement”).

(ii) The post-closing adjustment shall be an amount equal to the Actual Closing Cash Purchase Price minus the Estimated Closing Cash Purchase (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c)	Examination and Review.

(i) Examination. After receipt of the Closing Statement, Seller’s Representative shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller’s Representative and its Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller’s Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

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(ii) Objection. On or prior to the last day of the Review Period, Seller’s Representative may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s Representative’s disagreement therewith (the “Statement of Objections”). If Seller’s Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller’s Representative. If Seller’s Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller’s Representative shall negotiate in good faith to resolve such objections within 20 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller’s Representative, shall be final and binding.

(d) Payments of Post-Closing Adjustment.

(i) Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within 10 Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within 10 Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller’s Representative, as the case may be.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Closing Cash Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.06 Earnout. The Earnout shall equal a number of shares of Buyer common stock equal to 10,000,000 shares (the “Earnout Shares”), and will be subject to a twelve (12) month earnout pursuant to the following provisions. For purposes of clarity, the number of Earnout Shares shall be fixed and shall not be adjusted based upon any changes in the fair market value of the Buyer’s common stock, subject only to any Recapitalization.

(a) The Earnout Shares shall be released to Sellers if the Company and its Acquired Subsidiaries are able to obtain an Adjusted EBITDA annual (12 months) run rate of a minimum of Two Million Five Hundred Thousand Dollars ($2,500,000) based on the average Adjusted EBITDA during six consecutive months during the twelve month period following Closing (the “EBITDA Goal”). In the event the EBITDA Goal is not met during such twelve-month period, the Earnout Shares that shall be released shall be reduced by a percentage which shall equal to the difference between the Company’s and its Acquired Subsidiaries’ actual historical Adjusted EBITDA during the 12 months subsequent to the Closing and the Baseline EBITDA, reduced further by any Cashflow Shortfall Reduction set forth in Section 2.06(i). The Baseline EBITDA shall be the annual run rate EBITDA of the Company and its Acquired Subsidiaries based upon the average prior six (6) months of operations prior to Closing.

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(b) By means of example: if the Baseline EBITDA is $1,500,000, and during the 12 months following Closing the EBITDA Goal is not achieved, but actual historical Adjusted EBITDA during such 12 month period is $2,000,000, then 50% of the Earnout Shares (5,000,000 shares) will be delivered to the Sellers and the remaining 50% Earnout Shares (5,000,000 shares) will be forfeited. This is calculated as follows: $2,500,000 (Goal) minus $1,500,000 (Baseline) equals $1,000,000. Actual Adjusted EBITDA fell $500,000 short of Goal ($500,000 divided by $1,000,000 equals 0.50). This calculation is assuming there is no Cashflow Shortfall Reduction. The parties further agree that no more than $350,000 of the EBITDA Goal shall be comprised of operations from the removal and sale of fill material from the Logue Road Property.

(c) Within forty-five (45) calendar days (i) after notification by Sellers to Buyer that they believe the Company has met the EBITDA Goal or (ii) after the end of the twelve month period following Closing, Buyer shall prepare and deliver to the Sellers’ Representative a reasonably detailed statement (the “EBITDA Statement”) setting forth, along with the related calculations, Buyer’s good faith determination of the actual amount of Adjusted EBITDA and the number of Earnout Shares to be released, together with copies of such documentation used in the calculations thereof as may be reasonably requested by the Sellers Representative to allow the Sellers Representative and its advisors to review such calculations and the related adjustments to the Purchase Price. The EBITDA Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement. In addition, in the event that Buyer has made a Cashflow Shortfall Reduction the EBITDA Statement shall contain information and copies of documents necessary to substantiate such reduction.

(d) Within twenty (20) calendar days following receipt by the Sellers Representative of the EBITDA Statement, the Sellers Representative shall deliver written notice (an “Objection Notice”) to Buyer of all disputes, if any, the Sellers Representative may have with respect to the preparation of the EBITDA Statement, which Objection Notice shall specify those amounts, determinations or calculations set forth in the EBITDA Statement that the Sellers Representative disputes and shall set forth the Sellers Representative’s proposed adjustment to each such disputed amount, determination or calculation. If the Sellers Representative does not timely deliver an Objection Notice with respect to the EBITDA Statement within such twenty (20) calendar day period, the EBITDA Statement (including each amount, determination and calculation contained therein) will be deemed to be final, conclusive and binding on the parties. If an Objection Notice is timely delivered within such twenty (20) calendar day period, Buyer and the Sellers Representative shall use commercially reasonable efforts to resolve each dispute raised therein (each, an “Objection”). All Objections that are so resolved in writing between the parties shall be final, conclusive and binding on the parties.

(e) The parties hereto agree that:

(i) If Buyer and the Sellers Representative fail to resolve any Objections within twenty (20) calendar days after the Sellers Representative delivers an Objection Notice, then Buyer and the Sellers Representative shall jointly, and as promptly as practicable, engage an Accounting Firm (acting as an expert and not an arbitrator) to resolve, in accordance with this Agreement, only those Objections that remain in dispute (the “Objection Items”). The terms of engagement of the Accounting Firm shall be as mutually agreed upon between Buyer, on the one hand, and the Sellers Representative, on the other hand. Buyer and the Sellers Representative shall cooperate with the Accounting Firm in all reasonable respects, but no party hereto will have ex parte meetings, teleconferences or other correspondence with the Accounting Firm.

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(ii) Buyer and the Sellers Representative shall use commercially reasonable efforts to cause the Accounting Firm to, as promptly as practicable following the engagement of the Accounting Firm (but in any event within thirty (30) calendar days following such engagement), deliver to Buyer and the Sellers Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination, and such determination to be based solely on information provided to the Accounting Firm by Buyer and the Sellers Representative and not by independent review or development) of each Objection Item, which determination (i) shall be within the range of disputes between the EBITDA Statement and the Objection Notice, such that the Accounting Firm may not assign a value to any Objection Item greater than the greatest value for such Objection Item claimed by any party hereto nor less than the smallest value for such Objection Item claimed by any party hereto; (ii) shall be made strictly in accordance with the accounting procedures set forth in this Agreement without exception; and (iii) shall be (1) the exclusive remedy of the parties with respect to any disputes arising with respect to the calculation of Adjusted EBITDA and the release of the Earnout Shares, conclusive and binding on the parties, and judgment may be entered on such determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(iii) The Accounting Firm shall only make determinations with respect to the Objection Items, provided, that the scope of the disputes to be resolved by the Accounting Firm shall in all cases be limited to whether the EBITDA Statement, the Earnout Shares to be released, and the amounts, calculations and determinations therein were accurate and prepared in accordance with this Agreement, and the Accounting Firm is not authorized or permitted to make any other determination.

(iv) Buyer and Sellers shall each bear half the fees of the Accounting Firm.

(f) Buyer covenants and agrees that Buyer shall keep segregated financials for all operations which contributed to the Company’s and its Acquired Subsidiaries pre-Closing EBITDA and which are relevant to the calculation of the Company’s and its Acquired Subsidiaries EBITDA and cashflow for the twelve months following the Closing.

(g) Buyer agrees to the following post-Closing covenants, the breaching of which shall be the Sellers’ only defenses and/or claims for the Company’s failure to meet the EBITDA Goal: (i) Until the sooner of twelve months after the Closing or the final release of the Earnout Shares, the Company and the Acquired Subsidiaries shall retain all profits from its operations to be reinvested back into the operations of the Company and the Acquired Subsidiaries, subject only to its GAAP accounting proportional expenses contributed by the Company (specifically, accounting for public filing purposes), any Buyer corporate expenses that are to be excluded from the definition of Adjusted EBITDA, and any Indebtedness repayments set forth in the Waterfall Schedule that are part of the Purchase Price. This restriction from removing cash shall not affect the Buyer’s control and ownership over all Company bank accounts. (ii) Buyer agrees to provide Company Two Hundred Thousand Dollars ($200,000) of additional working capital at Closing and an additional Three Hundred Thousand Dollars ($300,000) upon Buyer’s completion of a financing or series of financings with gross proceeds of at least Fifteen Million Dollars ($15,000,000) to assist the Company and the Sellers meet its EBITDA Goal. Other than implementing policies and procedures necessary company-wide for safety, environmental, regulatory, or public-company requirements, the Buyer shall in good faith refrain from taking any action or avoiding to take any action that would unreasonably result in a reduction of the amount of any Earnout Shares to be earned and delivered.

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(h) Sellers agree that any non-reimbursed cash contribution provided by Buyer to the Company or the Acquired Subsidiaries to cover actual cashflow shortfalls during the 12 months following the Closing (or, if earlier, through the date the Earnout Shares are released to Sellers) over and above the $500,000 committed in Section 2.06(h) shall dollar-for-dollar reduce the Earnout Share amount provided in Section 2.06(a) based on the stated value of the Earnout Shares (i.e., $0.15 per share) (the “Cashflow Shortfall Reduction”).

(i) The Earnout Shares shall not be considered issued and outstanding, and shall not provide any voting rights to the Sellers until earned and released.

(j) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Closing Cash Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Eastern time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Dickinson Wright, PLLC, 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.08 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09 Purchase Price Allocation. Not later than one hundred eighty (180) days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a schedule allocating the Purchase Price (and any other amounts properly taken into account in the amount realized by the Sellers or cost basis to the Buyer) among the assets of the Company in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation Statement”), to the extent necessary to determine the portion of the gain or loss recognized by the Sellers that is attributable to Code Section 751 items (as described below). The Purchase Price Allocation Statement shall be subject to the review and approval of the Sellers’ Representative, which shall not be unreasonably withheld. The Parties (and their Affiliates) shall prepare and file all Tax Returns and reports, including IRS Form 8594, on a basis consistent with the Purchase Price Allocation Statement and shall make consistent use of the allocation as set forth on the Purchase Price Allocation Statement for all Tax purposes, unless otherwise required by applicable Law. None of the Parties, nor any of their respective Affiliates, shall take any position on any Tax Return (including IRS Form 8594), before any taxing authority or other Governmental Authority or in any judicial or other Action which is inconsistent with such allocation of the Purchase Price unless required to do so by applicable Law (including determining the portion of the gain or loss recognized by the Sellers that is attributable to “unrealized receivables” and “inventory items” (as such terms are defined in Code Section 751).

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Section 2.10 Designation of Sellers’ Representative. Cialone (“Sellers’ Representative”) is hereby designated by the Sellers to serve as the representative and attorney-in-fact of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by Sellers’ Representative. Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Representative, as being fully binding upon such Seller. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers. Any decision or action by the Sellers’ Representative hereunder, including any agreement between the Sellers’ Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of Sellers and shall be final, binding and conclusive upon all Sellers. Sellers shall have no right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 2.08, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any Seller or by operation of Law. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, in no circumstance shall Sellers’ Representative be held personally liable to any Seller hereto with respect to any of his duties or obligations as Sellers’ Representative.

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ARTICLE III

Representations and warranties OF SELLERS

Except as set forth in the Disclosure Schedules, Sellers, jointly and severally (except with respect to Section 3.01, which shall be severally and not jointly), represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Authority of Sellers. Each Seller has full capacity, power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of each Seller enforceable against each Seller in accordance with its terms. When other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by each such Seller (assuming due authorization, execution, and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each such Seller enforceable against him or her in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company and the Acquired Subsidiaries. The Company and the Acquired Subsidiaries are entities duly formed, legally existing and in good standing in the States set forth on Schedule 3.02. The Company and each Acquired Subsidiary is qualified to do business in every jurisdiction in which the nature of its business or the ownership of its property requires it to be qualified (which are set forth on Schedule 3.02, except for any jurisdiction(s) in which the failure to so qualify would not be material. The Company and each Acquired Subsidiary has the full power necessary to own and operate its properties and carry on the business as currently conducted, respectively, by the Company and each Acquired Subsidiary and as proposed to be conducted, respectively, by the Company and each Acquired Subsidiary prior to Closing.

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Section 3.03 Capitalization; Subsidiaries.

(a) All of the authorized, issued and outstanding Membership Interests of the Company are held of record by the Sellers in such amounts as set forth on Schedule 3.03(a). The three Sellers are the only three members of the Company, and any buy-out, redemption or termination of any prior members has been completed (subject to the Company’s payment obligations to Robert Santucci) and waivers and releases have been provided by any such prior member. Any outstanding obligation due to any such prior member is listed in Schedule 3.03(a). All of such outstanding Membership Interests have been validly issued and duly authorized and were not issued in violation of any purchase or call option, right of first refusal, subscription rights, preemptive rights, transfer restriction or any similar rights or any federal or state securities Laws.

(b) All of the authorized, issued and outstanding equity interests of the Acquired Subsidiaries are held of record by the Company in such amounts as set forth on Schedule 3.03(b) (the “Acquired Subsidiary Equity Interests”). All of such Acquired Subsidiary Equity interests have been validly issued and duly authorized and were not issued in violation of any purchase or call option, right of first refusal, subscription rights, preemptive rights, transfer restriction or any similar rights or any federal or state securities Laws.

(c) Other than the Membership Interests and the Acquired Subsidiary Equity Interests, there are no (i) outstanding equity interests of the Company or any Acquired Subsidiary, or (ii) Contracts, understandings or arrangements, including options, warrants or scripts by which the Company is or may become bound to issue any equity interests of the Company or any Acquired Subsidiary. Except as set forth on Schedule 3.03(c), neither the Company nor any Acquired Subsidiary is a party to any option, warrant, purchase right, subscription right, preemptive right, conversion right, call, put, right of first refusal or other Contract that would require the Company, any Acquired Subsidiary or, to the Knowledge of the Company, the Seller to sell, transfer, or otherwise dispose of any equity interests of the Company or the Acquired Subsidiaries (other than this Agreement). Except as set forth on Schedule 4.03(c), there are no voting trusts, proxies, or other agreements with respect to the voting of any equity interests of the Company or any Acquired Subsidiaries, and there are no outstanding or authorized equity appreciation, phantom equity, equity incentive plans, profits interests or similar rights with respect to the Company or the Acquired Subsidiaries.

(d) The Company does not control, directly or indirectly, or have any direct or indirect equity participation in any Person, other than the Acquired Subsidiaries as set forth on Schedule 3.03(b). Other than the Acquired Subsidiaries, the Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

Section 3.04 [RESERVED.]

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Section 3.05 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or any of the Acquired Subsidiaries; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Company, or any of the Acquired Subsidiaries; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller, the Company, or any of the Acquired Subsidiaries is a party or by which such Seller, the Company, or any of the Acquired Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or any of the Acquired Subsidiaries; or (d) result in the creation or imposition of any Lien or Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any of the Acquired Subsidiaries. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller, the Company, or any of the Acquired Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements.

(a) Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company and the Acquired Subsidiaries, on a consolidated basis, as at December 31 in each of the years 2015 and 2016 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited, reviewed financial statements consisting of the balance sheet of the Company and the Acquired Subsidiaries as at June 30, 2017 and the related statements of income and retained earnings, members’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer at least in final draft form, with final Financial Statements to be provided to Buyer no more than 15 days after the signing of this Agreement. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company and the Acquired Subsidiaries, and fairly present in all material respects the financial condition of the Company and the Acquired Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and the Acquired Subsidiaries for the periods indicated. The balance sheet of the Company and the Acquired Subsidiaries, on a consolidated basis, as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company and the Acquired Subsidiaries, on a consolidated basis, as of June 30, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company and the Acquired Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP. In the event the Closing shall not occur by September 30, 2017, Buyer shall have delivered Interim Financial Statements for the nine-month period ended September 30, 2017 and the Interim Balance Sheet shall be September 30, 2017.

(b) The Company has not been made aware of (i) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting of the Company or the Acquired Subsidiaries or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company and the Acquired Subsidiaries.

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(c) At the time of Closing, the books of account, minute books, equity holding record books and other records of the Company and the Acquired Subsidiaries that are available to the Company or the Acquired Subsidiaries or the Seller will be in the possession of the Company. The Financial Statements are consistent with and based upon the books and records of the Company and the Acquired Subsidiaries, which are accurate and complete in all material respects.

Section 3.07 Undisclosed Liabilities. Neither the Company nor any of the Acquired Subsidiaries has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date through the date of this Agreement, except as set forth on Schedule 3.08, (a) there has not been any event, change, occurrence or circumstance that would have or reasonably expected to have (with or without the passage of time or notice or both) a Material Adverse Effect on the Company or any of the Acquired Companies, (b) the Company and the Acquired Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice, and (c) the Company and the Acquired Subsidiaries have not taken any action that would be prohibited pursuant to Section 5.01 had such action been taken after the date hereof and prior to the Closing. Between the date of signing of this Agreement and the Closing Date, there will have been no material adverse changes in the Balance Sheet, including but not limited to accounts receivable, accountants payable and total liabilities (other than liabilities to purchase a compost grinder) which will not be immediately disclosed to Seller; provided however, disclosure shall not limit Buyer’s closing condition rights under Section 7.02.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company or any of the Acquired Subsidiaries (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company or any of the Acquired Subsidiaries involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii) all Contracts that require the Company or any of the Acquired Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company or any of the Acquired Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

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(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any of the Acquired Subsidiaries is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of the Acquired Subsidiaries is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company or any of the Acquired Subsidiaries;

(viii) all Contracts with any Governmental Authority to which the Company or any of the Acquired Subsidiaries is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company or any of the Acquired Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company or any of the Acquired Subsidiaries is a party that provide for any joint venture, partnership or similar arrangement by the Company or any of the Acquired Subsidiaries;

(xi) all Contracts between or among the Company or any of the Acquired Subsidiaries on the one hand and Seller or any Affiliate of Seller (other than the Company or any of the Acquired Subsidiaries) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company or any of the Acquired Subsidiaries is a party; and

(xiii) any other Contract that is material to the Company or any of the Acquired Subsidiaries and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company or the subject Acquired Subsidiary party thereto in accordance with its terms and is in full force and effect. None of the Company or any of the Acquired Subsidiaries or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

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Section 3.10 Real Property; Assets.

(a) The Company and the Acquired Subsidiaries, respectively, have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company or any of the Acquired Subsidiaries

(iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists the street address of each parcel of Real Property owned by the Company or any Acquired Subsidiary, and sets forth the name of the owner of such Real Property (the “Owned Real Property”). With respect to Owned Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or the Acquired Subsidiary acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers, the Company, or any of the Acquired Subsidiaries and relating to the Owned Real Property.

(c) Section 3.10(c) of the Disclosure Schedules lists the street address of each parcel of Real Property leased or subleased by the Company or any of the Acquired Subsidiaries, and sets forth the name of the lessee of such Real Property (the “Leased Real Property”). With respect to Leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Leased Real Property, including all amendments thereto. Neither the Company nor any of the Acquired Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any Leased Real Property.

(d) Except as set forth in Schedule 3.10(d), the use and operation of the Owned Real Property and the Leased Real Property in the conduct of the business of Company and the Acquired Subsidiaries do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement. No material improvements constituting a part of the Owned Real Property or Leased Real Property encroach on real property owned or leased by a Person other than the Company or any of the Acquired Subsidiaries. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Owned Real Property, the Leased Real Property, or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

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(e) Except as set forth in Schedule 3.10(e) of the Disclosure Schedules, Sellers have all required permits, licenses and other governmental approvals to conduct the business of the Company at all Owned Real Property and the Leased Property, including but not limited to: (1) permits to operate as waste collection and composting facilities, (2) at the Logue Road Property, permits properly assigned to operate as a borrow pit, and (3) permits to utilize water in the manner so utilized at each of the properties.

Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and Acquired Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or any of the Acquired Subsidiaries, together with all other properties and assets of the Company or any of the Acquired Subsidiaries, are sufficient for the continued conduct of the Company’s business and the Acquired Subsidiaries’ businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and the Acquired Companies as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s or any of the Acquired Subsidiaries’ business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. Sellers have provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company or one or more of the Acquired Subsidiaries in accordance with its terms and is in full force and effect. Neither the Company nor any of the Acquired Subsidiaries nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) The Company or one of the Acquired Subsidiaries (as applicable) is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s and the Acquired Subsidiaries’ current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with those current and former employees of the Company and the Acquired Subsidiaries, and those current and former independent contractors, in each case whose job includes the creation of Company Intellectual Property, whereby such employees and independent contractors (i) assign to the Company or an Acquired Subsidiary any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s or an Acquired Subsidiaries’ exclusive ownership of all Company Intellectual Property. The Company has provided Buyer with true and complete copies of all such agreements.

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(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of the Acquired Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s or the Acquired Subsidiaries’ business or operations as currently conducted.

(e) The Company’s or the applicable Acquired Subsidiary’s rights in the Company Intellectual Property are valid, subsisting, and enforceable. The Company or the applicable Acquired Subsidiary has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The conduct of the Company’s and the Acquired Subsidiaries’ business as currently and formerly conducted, and the products, processes and services of the Company and the Acquired Subsidiaries, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any of the Acquired Subsidiaries; (ii) challenging the validity, enforceability, registrability, or ownership of any Company Intellectual Property or the Company’s rights or applicable Acquired Subsidiary’s with respect to any Company Intellectual Property; or (iii) by the Company, any of the Acquired Subsidiaries, or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company or any of the Acquired Subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13 Inventory. All inventory of the Company or any of the Acquired Subsidiaries, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company or the applicable Acquired Subsidiary free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company or the applicable Acquired Subsidiary.

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Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or the Acquired Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and GAAP; (b) constitute only valid, undisputed claims of the Company or the Acquired Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company and Acquired Subsidiaries, are collectible in full within 30 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company and the Acquired Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company or any of the Acquired Subsidiaries for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither the Company nor any of the Acquired Subsidiaries has received any notice, or has any reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company or any of the Acquired Subsidiaries.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company or any of the Acquired Subsidiaries has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither the Company nor any of the Acquired Subsidiaries has received any notice, or has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or the Acquired Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or the Acquired Subsidiaries.

Section 3.16 Insurance.

(a) Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by any Seller or its Affiliates (including the Company and the Acquired Subsidiaries ) and relating to the assets, business, operations, employees, officers and managers of the Company and the Acquired Subsidiaries (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. None of the Sellers nor any of their Affiliates (including the Company and the Acquired Subsidiaries) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of the Acquired Companies. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers or any of their Affiliates (including the Company and the Acquired Subsidiaries) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of the Acquired Subsidiaries is a party or by which it is bound.

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(b) All claims made by Sellers or the Company are valid claims, and the Sellers hereby certify that they know of no fraud, misrepresentations, or other false claims made for on any insurance policy including general liability, business interruption, fire, personal injury, workers compensation, or any other coverage.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company or any of the Acquired Subsidiaries affecting any of their properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company or any of the Acquired Subsidiaries); or (b) against or by the Company, any of the Acquired Subsidiaries, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company and the Acquired Subsidiaries are in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance With Laws; Permits.

(a) The Company and each Acquired Subsidiary has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except to the extent that such noncompliance has not and will not reasonably be likely to have a materially adverse effect on the Company.

(b) All Permits required for the Company and each Acquired Subsidiary to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company or to any of the Acquired Subsidiaries, including the names of the Permits, the name of the holder of each Permit, and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

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Section 3.19 Environmental Matters.

(a) Except as set forth, the Company and each Acquired Subsidiary is currently and has been in compliance with all Environmental Laws and have not, and none of the Sellers has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company and each Acquired Subsidiary has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and each Acquired Subsidiary and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and none of the Sellers, the Company, or any of the Acquired Subsidiaries is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company or any of the Acquired Subsidiaries as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor any of the Sellers nor any of the Acquired Subsidiaries is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated, or leased by the Company or any of the Acquired Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Except as set forth in Schedule 3.19(d) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any of the Acquired Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of the Acquired Subsidiaries, and neither the Company nor any of the Sellers nor any of the Acquired Subsidiaries has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company or any of the Acquired Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller, the Company, or any of the Acquired Subsidiaries.

(e) Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or any of the Acquired Subsidiaries.

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(f) Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, any Seller, or any of the Acquired Subsidiaries and any predecessors as to which the Company, any Seller, or any of the Acquired Subsidiaries may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and none of the Sellers, nor the Company, nor any of the Acquired Subsidiaries has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, any Seller, or any of the Acquired Subsidiaries.

(g) None of the Sellers, nor the Company, nor any of the Acquired Subsidiaries has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Sellers have provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company, any of the Acquired Subsidiaries, or any currently or formerly owned, operated or leased real property which are in the possession or control of any Seller or Company or any of the Acquired Subsidiaries related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) None of the Sellers or the Company or any of the Acquired Subsidiaries is aware of or reasonably anticipates any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any of the Acquired Subsidiaries as currently carried out.

(j) Sellers own and control all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedules) and have not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. None of the Sellers nor the Company nor any of the Acquired Subsidiaries is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any of the Acquired Subsidiaries for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any of the Acquired Subsidiaries or any spouse or dependent of such individual, or under which the Company or any of the Acquired Subsidiaries or any of their ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company and each Acquired Subsidiary has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

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(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code [and any applicable local Laws]). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

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(d) None the Company, any of the Acquired Subsidiaries nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company, any of the Acquired Subsidiaries or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) none of the Company nor any of the Acquired Subsidiaries nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company any of the Acquired Subsidiaries or any ERISA Affiliate is, or may reasonable be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code/except as set forth in Section 3.20(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 3.20(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Company or any of the Acquired Subsidiaries or any of their ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(i) There has been no amendment to, announcement by Sellers, the Company, any of the Acquired Subsidiaries or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, any of the Acquired Subsidiaries nor any of their Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Neither the Company nor any of the Acquired Subsidiaries has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company or any of the Acquired Subsidiaries as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company or any of the Acquired Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any of the Acquired Subsidiaries to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are officers, managers, employees, independent contractors or consultants of the Company and each of the Acquired Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company and the Acquired Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Statement) and there are no outstanding agreements, understandings or commitments of the Company or any of the Acquired Subsidiaries with respect to any compensation, commissions or bonuses.

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(b) Neither the Company nor any of the Acquired Subsidiaries, has been, for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company or any of the Acquired Subsidiaries, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of the Acquired Subsidiaries or any of their respective employees. Neither the Company nor any of the Acquired Subsidiaries has no duty to bargain with any Union.

(c) The Company and each of the Acquired Subsidiaries is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any of the Acquired Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company or any of the Acquired Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Company and each of the Acquired Subsidiaries has complied to the extent required in all material respects with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e) With respect to each Government Contract, the Company and each Acquired Subsidiary party thereto is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503, and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past five (5) years, the subject of any audit, investigation, or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503, and VEVRAA. The Company has not been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor.

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Section 3.22 Taxes. Except as set forth on Section 3.22 of the Disclosure Schedules:

(a) The Company and each of the Acquired Subsidiaries has timely filed or has had timely filed on its behalf (in each case, after giving effect to extensions) with the appropriate taxing authority, all Tax Returns which it is required to file under applicable Laws and regulations, and all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable Laws.

(b) The Company and each of the Acquired Subsidiaries has timely paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return).

(c) No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing Authority against the Company or any of the Acquired Subsidiaries. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company or any of the Acquired Subsidiaries.

(d) The Company and each of the Acquired Subsidiaries has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equity holder, creditor or other Person, and each Person who has received compensation for the performance of services on behalf of any of the Company or any of the Acquired Subsidiaries has been properly classified as an exempt or non-exempt employee or an independent contractor of any of the Company or any of the Acquired Subsidiaries in accordance with applicable Laws.

(e) Neither the Company nor any of the Acquired Subsidiaries is currently subject to any Encumbrances for Taxes, other than Permitted Encumbrances, imposed upon any of the assets or properties of the Company or any of the Acquired Subsidiaries.

(f) Neither the Company nor any of the Acquired Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to or been granted any extension of time for filing any Tax Return which has not been filed, and neither the Company nor any of the Acquired Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency that in either case is still in effect.

(g) No foreign, federal, state or local Tax audits, examinations, investigations, suits, claims, administrative or judicial Tax proceedings or other Actions are, outstanding, pending or being conducted, or, to the Sellers’ Knowledge, threatened against or with respect to any of the Company or any of the Acquired Subsidiaries, and there are no Tax matters under discussion with any taxing authority concerning any Tax Return or Tax of any of the Company or any of the Acquired Subsidiaries are reasonably expected to result in a Tax liability of the Company or any of the Acquired Subsidiaries.

(h) Neither the Company nor any of the Acquired Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company or any of the Acquired Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority or other Governmental Authority against the Company or any of the Acquired Subsidiaries

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(i) Section 3.22(i) of the Disclosure Schedules contains a list of all jurisdictions (whether foreign or domestic) in which any Tax is properly payable or any Tax Return is properly required to be filed by the Company or any of the Acquired Subsidiaries.

(j) No claim has ever been made by a taxing authority in a jurisdiction where the Company or any of the Acquired Subsidiaries does not file Tax Returns that the Company or any of the Acquired Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(k) Neither the Company nor any of the Acquired Subsidiaries is currently liable, nor does the Company nor any of the Acquired Subsidiaries have any potential liability, for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or foreign Law) or (ii) as a transferee or successor, or (iii) by contract, other agreement or otherwise. Neither the Company nor any of the Acquired Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement.

(l) Since June 30, 2017 neither the Company nor any of the Acquired Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(m) Neither the Company nor any of the Acquired Subsidiaries has executed or entered into a “closing agreement” pursuant to Code Section 7121 (or any comparable provisions of state, local or foreign Law), and neither the Company nor any of the Acquired Subsidiaries has obtained, nor is any request for outstanding, any private letter ruling from the IRS or comparable ruling from any other taxing authority.

(n) Neither the Company nor any of the Acquired Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any sale reported on the installment method or open transaction disposition where such sale or transaction occurred on or prior to the Closing Date, (iii) any prepaid amount received on or prior to the Closing Date, (iv) any election made pursuant to Code Section 108(i), or (v) any intercompany transaction or excess loss account under Code Section 1502 (or any comparable provisions of state, local or foreign Tax Law).

(o) The Company is currently classified as a partnership and each of the Acquired Subsidiaries is currently classified as an entity disregarded as separate from the Company for U.S. federal income Tax purposes (and where applicable, state and local Tax purposes), and the Company and each of the Acquired Subsidiaries has been so classified since its date of formation. Neither the Company nor any of the Acquired Subsidiaries has made any election, taken any action or filed or furnished any Tax Return on a basis that is inconsistent with the foregoing.

(p) Neither the Company nor any of the Acquired Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) (or any comparable provisions of state, local or foreign Tax Law).

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(q) Neither the Company nor any of the Acquired Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(r) Neither the Company nor any of the Acquired Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(s) Neither the Company nor any of the Acquired Subsidiaries (i) is a “controlled foreign corporation” as defined in Code Section 957, (ii) is a “passive foreign investment company” within the meaning of Code Section 1297, or (iii) is a resident for Tax purposes or has a permanent establishment in any country with which the United States has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch, agency or otherwise in any country other than the United States.

Section 3.23 Books and Records. The minute books of the Company and each of the Acquired Subsidiaries have been made available to Buyer, are materially complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company and each of the Acquired Subsidiaries contain materially accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes or a written consent have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers, the Company, or any of the Acquired Subsidiaries.

Section 3.25 Transactions with Affiliates. Section 3.25 of the Disclosure Schedules sets forth each contract, agreement, loan arrangement or understanding of any Affiliate with, or relating to the Company or any of the Acquired Subsidiaries or any of the properties or assets of the Company or any of the Acquired Companies (“Affiliate Contracts”). Except as described in Section 3.25 of the Disclosure Schedules, no Affiliate has any interest in the Owned Real Property or the Leased Real Property, the personal property or any other property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any of the Acquired Subsidiaries.

Section 3.26 Investor Representations. Each Seller further represents that;

(a) The Shares of the Buyer have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b) Each Seller agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Shares;

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(c) Each Seller has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Buyer and each Seller acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Buyer for such purpose;

(d) The determination by each Seller to acquire the Shares has been made by each Seller independent of any other Seller and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Buyer that may have been made or given by any other Seller or by any agent or employee of any other Seller;

(e) Each Seller has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(f) Each Seller is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; and

(g) Each Seller understands that the Shares are a highly speculative investment, and contain a restrictive legend, there is a limited market for the Buyer’s shares and that the Seller or Sellers may not realize full value for the Shares.

Section 3.27 Full Disclosure. No representation or warranty by any of the Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. Except as set forth in Section 4.05 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06 Capitalization. The capitalization of the Buyer is as set forth on Schedule 4.06. Except as set forth on Schedule 4.06, the Buyer has not issued any capital stock since its most recently filed periodic report under the Securities Exchange Act of 1934.

Section 4.07 SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the rules and regulation of the Securities and Exchange Commission (the “Commission”) promulgated thereunder. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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ARTICLE V

Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company and each of the Acquired Subsidiaries to, (x) conduct the business of the Company and the Acquired Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Acquired Subsidiaries and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and the Acquired Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) cause the Company and the Acquired Subsidiaries to preserve and maintain all of its Permits, and to the extent that additional permits are required or must be transferred, cause the Company to proceed with such actions;

(b) cause the Company and the Acquired Subsidiaries to pay its debts, Taxes and other obligations when due;

(c) cause the Company to continue to pursue the USDA Loan by providing all applications and other materials requested by the USDA and lending parties;

(d) cause the Company not to issue any additional membership interests or assume additional debt, except as specifically set forth in Section 5.03(d).

(e) cause the Company and the Acquired Subsidiaries to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, but continuing regular maintenance practices and schedules for all equipment;

(f) cause the Company and the Acquired Subsidiaries to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(g) cause the Company and the Acquired Subsidiaries to defend and protect its properties and assets from infringement or usurpation;

(h) cause the Company and the Acquired Subsidiaries to perform all of its material obligations under all Contracts relating to or affecting its properties, assets or business;

(i) cause the Company and the Acquired Subsidiaries to maintain its books and records in accordance with past practice and GAAP;

(j) cause the Company and the Acquired Subsidiaries to comply in all material respects with all applicable Laws; and

(k) cause the Company and the Acquired Subsidiaries not to take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

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Section 5.02 Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company and the Acquired Subsidiaries to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Owned Real Property and Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company or any of the Acquired Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company or the Acquired Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Sellers’ Representatives, the Company, and the Acquired Subsidiaries to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing, Sellers shall permit Buyer and its Representatives to conduct environmental due diligence of the Company, the Acquired Subsidiaries, the Owned Real Property, and the Leased Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company, the Acquired Subsidiaries, the Owned Real Property, or the Leased Real Property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Sellers in this Agreement.

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Section 5.03 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of their respective Affiliates (including the Company and each of the Acquired Subsidiaries) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company and each of the Acquired Subsidiaries) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company or any of the Acquired Subsidiaries; (ii) the issuance or acquisition of membership interests in the Company or any of the Acquired Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or any of the Acquired Subsidiaries’ properties or assets outside of the ordinary course of business.

(b) In addition to the other obligations under this Section 5.03, Sellers’ Representative shall within three Business Days after receipt thereof by Sellers (or any of their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

(d) This Section 5.03 shall not restrict the Company from raising additional equity capital from Sellers or their or its Affiliates, pursuing the USDA Loan, or redeeming or repurchasing membership interests from minority members; provided however, Sellers shall provide Buyer with advance notice in writing of any such transactions contemplated by this Article V, and Buyer shall have the right to consent to such transaction, which consent shall not be unreasonably withheld or delayed.

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Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers’ Representative shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller hereunder not being materially true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to any Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company or any of the Acquired Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules; provided, however, that to the extent any representation and warranty on its face is made as of the Closing Date any such receipt of information shall be deemed to amend or supplement the Disclosure Schedules related to representation and warranty.

Section 5.05 Confidentiality. From and after the Closing, Sellers shall, and shall cause each of their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company or any of the Acquired Subsidiaries, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of any Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers’ Representative shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.06 Non-competition; Non-solicitation.

(a) For a period that is the longer of three (3) years commencing on the Closing Date, or if subject to an Employment Agreement, two (2) from date of termination of that Employment Agreement (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates (other than Buyer and its subsidiaries) to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.06(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Seller acknowledges that a breach or threatened breach of this Section 5.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 5.07 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b) Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company or any Acquired Subsidiary is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer, the Company, and the Acquired Subsidiaries in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Sellers shall use reasonable best efforts to provide the Company and the applicable Acquired Subsidiary with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, the Company or the applicable Acquired Subsidiary shall assume all obligations and burdens thereunder.

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(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller or the Company or any of the Acquired Subsidiaries with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company, any of the Acquired Subsidiaries, or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08 Company Indebtedness. No later than two (2) Business Days prior to the Closing Date, the Sellers’ Representative shall provide the Buyer with customary payoff letters (the “Payoff Letters”) from all holders of Indebtedness of the Company or any of the Acquired Subsidiaries, other than those holders described on Schedule 5.08 (which shall include the Logue Rd Note and the Company’s obligation to Robert Santucci, neither of which shall be satisfied at Closing), (which letters shall contain payoff amounts, per diems, wire transfer instructions and an authorization for the Buyer, and/or the Company to file, upon payment of such Company Indebtedness, UCC-3 termination statements), and make arrangements satisfactory to Buyer and its lenders for such holders to provide to the Company, simultaneously with the repayment of all such Company Indebtedness, recordable form lien releases, cancelled notes, trademark assignments and other documents reasonably requested by Buyer. Seller shall also provide releases and waivers from any minority member who has been or is subject to a separate buy-out agreement.

Section 5.09 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company and each of the Acquired Subsidiaries to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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ARTICLE VI

Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, the Acquired Subsidiaries, and their respective Affiliates or respective Representatives) shall not, to the extent it may affect, or relate to, the Company or any of the Acquired Subsidiaries, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company or any of the Acquired Subsidiaries in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, any of the Acquired Subsidiaries, any of their respective Affiliates or any of their respective Representatives, and agree to jointly and severally indemnify and hold harmless Buyer (and, after the Closing Date, the Company and the Acquired Subsidiaries) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid when due half by the Buyer and half by the Sellers (proportionately in accordance with their respective Allocation Percentages). Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or any of the Acquired Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers’ Representative (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne 50% by Buyer and 50% by Sellers (collectively). The preparation and filing of any Tax Return of the Company or any of the Acquired Subsidiaries that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

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Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of the Acquired Subsidiaries shall be terminated as of the Closing Date. After such date neither the Company, any of the Acquired Subsidiaries, any of the Sellers nor any of Seller’s Affiliates their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Net AR or as disclosed on the Disclosure Schedules, Sellers, jointly and severally, shall indemnify the Company, the Acquired Subsidiaries, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or any of the Acquired Subsidiaries or relating to the business of the Company or any of the Acquired Subsidiaries for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company, any of the Acquired Subsidiaries (or any predecessor of the Company or any of the Acquired Subsidiaries) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company or any of the Acquired Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers, jointly and severally, shall reimburse Buyer for any Taxes of the Company or any of the Acquired Subsidiaries that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer, the Company, or any of the Acquired Subsidiaries.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Sellers’ Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

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Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Sellers and Buyer shall each retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of the Acquired Subsidiaries for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.09 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern provided that the limitations on liability set forth in ARTICLE VIII shall apply.

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller’s Representative, and no such consent, authorization, order and approval shall have been revoked.

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Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers and Sellers’ Representative shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers and Sellers’ Representative shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer, Sellers, the Company, or any of the Acquired Subsidiaries which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Sellers shall have delivered to Buyer an executed certificate of the Secretary (or other executive officer) of the Company certifying: (A) that the Company’s certificate of formation, and the operating agreement, bylaws or other applicable organizational documents (which are to be attached to the certificate) are true and correct as of immediately prior to the Closing, and (B) certificates of good standing showing that the Company is duly formed and in good standing and has a legal existence in the state of its formation and in each of the states where the Company is qualified to do business.

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(g) Buyer shall have received a certificate, dated the Closing Date and signed by each of the Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(h) Sellers shall have delivered to Buyer an executed certificate of the Secretary (or other executive officer) of the Company and each of the Acquired Subsidiaries certifying: (A) that the certificate of formation, the operating agreement, bylaws or other applicable organizational documents (which are to be attached to the certificate) of the Company and each of the Acquired Subsidiaries are true and correct as of immediately prior to the Closing, and (B) certificates of good standing showing that the Company and each of the Acquired Subsidiaries is duly formed and in good standing and has a legal existence in the state of its formation and in each of the states where the Company is qualified to do business.

(i) Sellers shall have delivered to Buyer executed Membership Interest Powers or similar instruments of assignment and conveyance, transferring the Membership Interests to the Buyer in substantially the form attached as Exhibit C, or otherwise in form and substance reasonably satisfactory to the Buyer.

(j) Sellers shall have delivered certifications duly executed by each Seller in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(A) and otherwise reasonably satisfactory to the Buyer.

(k) Sellers shall have delivered to Buyer the books and records of the Company and the Acquired Subsidiaries.

(l) Sellers shall have delivered to Buyer the Cialone Employment Agreement in substantially the form attached hereto as Exhibit D, duly executed by Cialone.

(m) Sellers shall have delivered to Buyer the Escobedo Employment Agreement in substantially the form attached hereto as Exhibit E, duly executed by Anthony Escobedo.

(n) Sellers shall have obtained the written consent of Bank of America, the Naples property landlord, and such other parties as provided in Schedule 7.02(m) with respect to the consummation of the transactions contemplated herein, in a form of evidence reasonably satisfactory to Buyer.

(o) Buyer shall have completed and shall be satisfied, in its sole and absolute discretion, with the results of its diligence investigation of the Company and each of the Acquired Subsidiaries, including confirmation of the historical financial results and financial projections and audited financial statements of the Company and each of the Acquired Subsidiaries.

(p) Buyer shall have received acquisition financing for the transactions contemplated by this Agreement, that is reasonably necessary to consummate the transactions contemplated by this Agreement in the discretion of the Buyer.

(q) Buyer shall have received Lock-Up Agreements duly executed by each of Anthony Cialone and Anthony Escobedo in substantially the form attached hereto as Exhibit F.

(r) Buyer shall have received a Lock-Up Agreement duly executed by Joseph Vecchio in substantially the form attached hereto as Exhibit G.

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(s) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(t) Sellers shall be operating the Immokalee Road property in compliance with the existing wholesale nursery permit or, if applicable, any written plan agreed to between the Company and Collier County, to Buyer’s reasonable satisfaction.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver of Sellers’ Representative, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e) The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers’ Representative.

(f) Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(h) Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have issued the Q2 Stock Consideration to the Sellers, less the Earnout Shares and Escrow shares, pursuant to each Sellers’ Allocation Percentage.

(j) Buyer shall have issued the Q2 Promissory Note(s).

(k) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, including executed copies of the documents referenced in Sections 7.02(l), (m), (q) and (r).

ARTICLE VIII

Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (i) Section 3.01, Section 3.03, Section 3.18(b) with respect to current properties, Section 3.24, Section 4.01 and Section 4.04 shall survive indefinitely, and (ii) Section 3.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Company and the Acquired Subsidiaries) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI).

(c) Any losses associated with the fire at the Company’s facility which commenced on April 28, 2017 which are not satisfied by the Company’s insurers.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Indemnification Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $100,000 of the Purchase Price (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed $2,400,000 of the Purchase Price (the “Cap”).

(b) Buyer shall not be liable to the Seller’s Representative’s Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.03, Section 3.19, Section 3.20Section 3.24, and Section 4.01.

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(d) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 10 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Notwithstanding the foregoing, any Losses for which Sellers shall be liable to any Buyer Indemnitee(s), Buyer shall also satisfy any or all of such Losses in the following order: (i) applying the same against the Earnout Shares (to the extent such Earnout Shares have not been previously been released pursuant to the terms of this Agreement) based on the price of $0.15 per share (subject to any Recapitalization); (ii) if the liability is not fully satisfied pursuant to clause (i), offsetting the same against the Q2 Promissory Note, or (iii) if the liability is not fully satisfied pursuant to clauses (i) and (ii) due to total amount owed, previous release of the Earnout shares or previous payment of the Notes, cash payment.

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Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to Section 5.06 and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

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(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 15, 2017 (the “Initial Termination Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Initial Termination Date unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d) The Initial Termination Date shall be automatically extended to November 30, 2017 if the Buyer (1) has a written financing agreement in place sufficient to close the transaction or pays the Company an additional $50,000 and (2) is in good faith is actively seeking to perform or comply to all conditions, covenants or agreements required for Closing; the Buyer may extend the date a second time, to January 15, 2018, by paying an additional $50,000 to the Company provided that it is then in good faith actively seeking to perform or comply to all conditions, covenants or agreements required for Closing; and

(e) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 5.05 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

(c) Notwithstanding the foregoing, in the event of the termination of this Agreement in accordance with this Article, the fees paid by Buyer to Company and/or the Sellers in the amount of $150,000.00 shall immediately be returned to Buyer unless this Agreement is terminated pursuant to Section 9.01(a) or Section 9.01(c).

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ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Releases. Effective as of the Closing, each of the Sellers releases and forever discharges the Company, the Acquired Subsidiaries, and each officer, director, manager, employee, representative and agent of any of the foregoing, and Buyer, Company, the Acquired Subsidiaries each hereby release and forever discharge each Sellers (whether in such Seller’s capacity as a member, manager, officer, employee or otherwise except for any claims or obligations under this Agreement, including its exhibits, and the transactions contemplated hereby), from liability for any and all claims for Losses, of whatever kind of nature, in law or equity, known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any such Person or individual by or on behalf of such Seller arising out of, relating to or in respect of any period on or prior to the Closing, but excluding (i) rights arising under this Agreement, including its exhibits, or any other agreements or instruments executed and delivered in connection with any of the transactions contemplated under this Agreement, (ii) rights to indemnification under Article VIII hereof, (iii) rights to indemnification under the articles of formation, operating agreement or other organizational documents of the Company or the Acquired Subsidiaries as in effect immediately prior to the Closing or under applicable laws, and (v) any right to raise any defense or counterclaim or claim, suit or proceeding brought against such Seller by the Company or the Acquired Subsidiaries. Notwithstanding the foregoing, Buyer agrees and acknowledges that the Company’s obligations under the Santucci Note, the Logue Road Note and any Q2 Promissory Note are not hereby released and remain in full force and effect.

Section 10.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

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If to Sellers:	Anthony Cialone XXXXXX XXXXXX Email: XXXXXX Anthony Escobedo XXXXXX XXXXXX Email: XXXXXX Joseph Vecchio Email: XXXXXX
Hutchison PLLC 3110 Edwards Mill Road, Suite 300 Raleigh, NC 27612 Facsimile: 855 373 3417 Email: atuffin@hutchlaw.com Attention: Amalie L. Tuffin
If to Buyer:	420 Royal Palm Way, Suite #100 Palm Beach, FL 33480 Email: Chris@Q2Power.com Attention: Christopher Nelson, President and General Counsel
with a copy to:	Dickinson Wright PLLC 350 E. Las Olas Blvd., Suite 1750 Ft. Lauderdale, FL 33301 Facsimile: 1-844-670-6009 Email: JMayersohn@DickinsonWright.com Attention: Joel D. Mayersohn, Esq.

Section 10.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.06(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement including its exhibits constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE CITY OF PALM BEACH AND COUNTY OF PALM BEACH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Post Closing Covenants.

(a) USDA Loan. Sellers shall cooperate with the Company’s reasonable efforts to procure the USDA Loan in a minimum principal amount of Eight Million Dollars ($8,000,000), or such other amount the parties’ mutually agree, which amount shall be used in accordance with the USDA Loan Proceeds Schedule, which may be updated prior to Closing. Vecchio shall provide personal guarantees for the USDA Loan to the extent required. Buyer will enter into an Indemnification Agreement with Vecchio and each other guarantor of the USDA Loan (if required) as set forth on Exhibit H, which agreement shall provide for compensation to Vecchio in connection with such guarantees, as well as reimbursement for Vecchio’s legal expenses in connection with such guarantees.

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(b) With respect to any insurance proceeds related to the April 2017 fire which are received after the Effective Date, the parties agree that the Company shall retain the sum of (i) $200,000 (as reimbursement for lost revenues), plus (ii) all capital expenses required to replace items damaged in the fire or directly ameliorate the effects of the fire (such as pumps and similar equipment), plus (iii) costs directly related to the fire, including legal fees and fines arising from matters directly related to the fire, with half of any insurance proceeds above such amounts listed in (i), (ii) and (iii) above being retained by the Company for working capital and half being distributable to the Company’s members in accordance with the terms of the Company’s operating agreement. Buyer shall pay to Sellers, in accordance with their Allocation Percentages, any fire-related insurance proceeds to which the Company’s members would have been entitled to receive pursuant to the preceding sentence if such insurance proceeds are received post-Closing, after the deductions set forth in (i), (ii) and (iii) above. For purposes of clarity, any legal fees or other costs related to addressing zoning matters or code violations related to the use of land generally (and not specifically to the fire) shall not be covered by this provision.

(c) The parties will establish an escrow (the “Escrow”) in connection with the representations set forth in Section 3.10(d) and (e) and Section 3.18 (b), and the closing conditions set forth in Section 7.02(t) (the “Escrow Requirements”) as they pertain specifically to the Immokalee Road property, equal to $200,000 and 3.5 million shares of Buyer’s common stock, which amounts will be deducted from the Q2 Promissory Notes and the Stock Consideration Purchase Price, respectively, delivered to the Company’s members at Closing. The Escrow will be held at the office of the Buyer’s counsel, and shall be released (1) to the Company upon written instruction from the Buyers to reimburse the Company for any documented costs and expenses at the Immokalee Road property related to fines/penalties, all legal fees for permitting and compliance, and or any other extraordinary disruption of operations arising from these matters, and (2) to the Sellers upon written instruction from the Buyers no later than the earlier to occur of the Company’s relocating from the Immokalee Road property, or the Company operating in full compliance with the wholesale nursery permit or any written plan between the Company and Collier County for a period of six months with no fines, penalties or other negative compliance actions occurring. The cash portion of the Escrow will be released first, and then the stock portion of the Escrow will be released and forfeited based on a per share price of $0.15 (subject to any Recapitalization). The Escrow shall not be subject to any Basket, and any expenses not satisfied by the Escrow shall be covered under the Indemnification provisions of Article VIII without any Cap.

(d) Seller will adopt the following policies and procedures to be instituted company-wide within a reasonable period following Closing, the details of which will be reviewed and approved by all parties:

a. Mission and Vision and Culture Code

b. Cash Management Policy

c. Accounting Software and Procedures/Internal Controls

d. Safety Policy

e. CRM

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: Anthony Cialone
/s/ Anthony Cialone
Name:	Anthony Cialone

SELLER: Anthony Escobedo
/s/ Anthony Escobedo
Name:	Anthony Escobedo

SELLER: Joseph Vecchio
/s/ Joseph Vecchio
Name:	Joseph Vecchio

BUYER: Q2Earth, Inc.

By:	/s/ Kevin Bolin
Name:	Kevin M. Bolin
Title:	Chief Executive Officer

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ENVIRONMENTAL TURNKEY SOLUTIONS, LLC

DISCLOSURE SCHEDULES

In connection with that certain Membership Interest Purchase Agreement (the “Agreement”), dated as of August 29, 2017, among Anthony Cialone, Anthony Escobedo and Joseph Vecchio (collectively, the “Sellers”) and Q2Earth, Inc., a Delaware corporation (the “Buyer”), the Sellers hereby deliver these Disclosure Schedules to the representations and warranties of the Sellers given in the Agreement.

Headings have been inserted in these Disclosure Schedules for reference only and do not amend the representations and warranties to which they relate or descriptions of the disclosed items set forth in the Agreement.

These Disclosure Schedules and the information and disclosures contained herein constitute exceptions to the representations and warranties of the Sellers contained in the Agreement and certain information required to be disclosed thereby, and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. The section numbers in these Disclosure Schedules correspond to the section numbers in the Agreement. References to any document do not purport to be complete and are qualified in their entirety by the document itself.

Capitalized terms used but not defined herein shall have the same meanings given them in the Agreement.

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WATERFALL SCHEDULE 2.02(a)

Provided separately – to be finalized at closing

68

Schedule 3.02

(Organization and Qualification)

The Company and each of the Acquired Subsidiaries are organized in the State of Florida and in good standing. Neither the Company nor any of the Acquired Subsidiaries are qualified to do business in another jurisdiction.

69

Schedule 3.03(a)

(Membership Interests; Obligations Due to Members)

The issued and outstanding Membership Interests of the Company are as follows:

Member	Units of Membership Interest
Anthony M. Cialone	470,000
Joseph Vecchio	470,000
Anthony Escobedo	60,000

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Schedule 3.03(b)

(Acquired Subsidiary Equity Interests)

Acquired Subsidiary	Company Ownership Interest
ETS Realty1, LLC	100%
ETS Compost, LLC	100%
ETS Repairs & Maintenance, LLC	100%
ETS Transportation, LLC	100%
ETS of Sarasota, LLC	100%

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Schedule 3.03(c)

(Options, Warrants and Other Rights; Voting Agreements)

1. Amended and Restated Operating Agreement of the Company dated January 1, 2016, by and among Anthony M. Cialone, Joseph J. Vecchio and Anthony Escobedo.

2. Operating Agreement and Regulations of ETS Realty1, LLC dated April 16, 2016, executed by the Company.

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Schedule 3.05

(Consents)

The transactions contemplated by the Agreement constitute an Event of Default under that certain Master Loan and Security Agreement dated November 21, 2016, by and between the Company and Bank of America, N.A.

Pursuant to that certain Lease dated October 1, 2011, by and between the Company and Michael J. Boran and Ronald L. Brown, as successor co-trustees to the State Road 864 Land Trust 846 Land Trust Agreement (the “Landlord”), the Company must obtain the prior written consent of the Landlord in connection with the transactions contemplated by the Agreement.

73

Schedule 3.08

(Absence of Certain Changes, Events and Conditions)

Provided separately

74

Schedule 3.09(a)

(Material Contracts)

Provided separately

75

Schedule 3.10(a)

(Encumbrances)

The Logue Road Property is mortgaged in favor of Joseph J. Vecchio pursuant to that certain Mortgage and Security Agreement dated May 25, 2017, by and between ETS Realty1, LLC and Joseph J. Vecchio.

Joseph J. Vecchio has a security interest in certain property of the Company pursuant to the terms of that certain Security Agreement dated September 8, 2016, by and between the Company and Joseph J. Vecchio.

Pursuant to that certain Master Loan and Security Agreement dated November 21, 2016, by and between the Company and Bank of America, N.A. (the “Bank”), the Bank holds a security interest in the equipment, and certain related collateral, financed by the following instruments:

1. Equipment Security Note No. 001 dated November 22, 2016, in the original principal amount of $1,013,159.48, issued by the Company in favor of Banc of America Leasing & Capital, LLC.

2. Equipment Security Note No. 002 dated January 5, 2017, in the original principal amount of $550,000, issued by the Company in favor of Banc of America Leasing & Capital, LLC.

3. Equipment Security Note No. 003 dated February 1, 2017, in the original principal amount of $202,168,79, issued by the Company in favor of Banc of America Leasing & Capital, LLC.

4. Equipment Security Note No. 004 dated February 10, 2017, in the original principal amount of $204,155.90, issued by the Company in favor of Banc of America Leasing & Capital, LLC.

5. Equipment Security Note No. 005 dated February 23, 2017, in the original principal amount of $226,475.34, issued by the Company in favor of Banc of America Leasing & Capital, LLC.

6. Equipment Security Note No. 006 dated March 2, 2017, in the original principal amount of $44,700, issued by the Company in favor of Banc of America Leasing & Capital, LLC.

7. Equipment Security Note No. 007 dated May 3, 2017, in the original principal amount of $201,050, issued by the Company in favor of Banc of America Leasing & Capital, LLC.

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Schedule 3.10(b)

(Owned Real Property)

ETS Realty1, LLC owns real property located at 1810 Logue Road, Myakka City, Florida 34251.

77

Schedule 3.10(c)

(Leased Real Property)

The Company leases property located at 16004 Immokalee Road, Naples, FL 34120.

78

Schedule 3.10(d)

(Compliance with Real Property Law)

Provided separately

79

Schedule 3.10(e)

(Real Property Permits and Licenses)

Schedule 3.10(d) is hereby incorporated herein by reference thereto.

80

Schedule 3.11

(Condition and Sufficiency of Assets)

None.

81

Schedule 3.12(a)

(Company IP)

The Company owns the following trademark applications:

Trademark	Application Number	Application Date
Old Florida Compost	86430106	October 21, 2014
Soil Rescue	86430122	October 21, 2014

82

Schedule 3.12(b)

(Company IP Agreements)

The Company has off-the-shelf licenses for the following software:

Licensor	Licensed Software
Intuit	Quickbooks
Creative Information Systems	SMS Turbo
AT&T and Big Road	Fleet Complete and Dashlink
Microsoft	Office 365 ProPlus
Walz Scale	Pay Load Pro Scanner & Scale

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1.

Schedule 3.12(c)

(Title to Company IP)

The Company and the Acquired Subsidiaries have not entered into agreements with any of their respective current or former employees or independent contractors whereby such employees and independent contractors assign to the Company or the Acquired Subsidiary any ownership interest and right they may have in Company Intellectual Property or acknowledge the Company’s or an Acquired Subsidiaries’ exclusive ownership of all Company Intellectual Property.

84

Schedule 3.12(e)

(Validity of Company IP)

The Company has not entered into written non-disclosure agreements with any of its current or former employees or independent contractors.

85

Schedule 3.15(a)

(Material Customers)

Provided separately

86

Schedule 3.15(b)

(Material Suppliers)

Provided separately

87

Schedule 3.16

(Insurance)

Provided separately

88

Schedule 3.17(a)

(Legal Proceedings)

The Company plans to file an Action in connection with a fire originating on an adjoining property that spread to the Company’s property on April 28, 2017 The Company expended significant resources in its attempt to extinguish the fire and lost inventory as a result of the fire. The Company may also be subject to Actions against it in connection with such fire.

Other non-material information provided separately

89

Schedule 3.17(b)

(Governmental Orders)

1. Schedule 3.10(d) is hereby incorporated herein by reference thereto.

2. On October 26, 2016, the Company received a Citation and Notification of Penalty from the U.S. Department of Labor in connection with an OSHA inspection and was assessed penalties totaling $27,436. Under a Settlement Plan, the Company is to make 10 monthly payments of $1,371.80 starting December 27, 2016.

90

Schedule 3.18(a)

(Compliance with Laws)

Schedule 3.10(d) is hereby incorporated herein by reference thereto.

91

Schedule 3.18(b)

(Permits)

Provided separately

92

Schedule 3.19(a)

(Compliance with Environmental Laws)

None.

93

Schedule 3.19(b)

(Environmental Permits)

Provided separately

94

Schedule 3.19(d)

(Hazardous Materials)

None.

95

Schedule 3.19(e)

(Storage Tanks)

3- 500 GL “off road” diesel tanks under cover in enviro-fab spill containment

3- 500 GL “on road” diesel tanks under cover in enviro-fab spill containment

1- 350 GL “off road” double walled portable trailer mounted diesel tank

1-1000 GL “off road” double walled concrete insulated portable trailer mounted diesel tank

1- 250 GL Gasoline double portable trailer mounted tank

1- 300 GL tote DEF fluid

96

Schedule 3.19(f)

(Off-Site Hazardous Materials)

None.

97

Schedule 3.19(h)

(Environmental Reports)

Provided separately

98

Schedule 3.19(j)

(Environmental Attributes)

None.

99

Schedule 3.20(a)

(Benefit Plans)

Provided separately

100

Schedule 3.20(c)

(Benefit Plan Compliance)

None.

101

Schedule 3.20(l)

(Consequences of Transactions)

None.

102

Schedule 3.21(a)

(Officers, Employees and Consultants)

Provided separately

103

Schedule 3.21(c)

(Compliance with Employment Laws)

Provided separately

104

Schedule 3.22

(Taxes)

None.

105

Schedule 3.22(i)

(Tax Jurisdictions)

1.	United States of America
2.	State of Florida
3.	Collier County, Florida

106

Schedule 3.25

(Transactions with Affiliates)

Provided separately

107

Q2Earth

Schedule 4.02

(Conflicts, Consents)

Notices:	Securities Exchange Commission (SEC) Form 8-K filings
Consents:	None known

108

Q2Earth

Schedule 4.05

(Legal Proceedings)

None

109

Q2Earth

Schedule 4.06

(Capitalization)

CURRENT Q2P CAP TABLE	Shares Out

Common Stock (as of 8/21/17)	31,133,559
Common Stock - Management	17,000,000
Total Voting Common Stock Outstanding	48,133,559

Convertible Securities	Balance	Exercise Price	Shares
Convertible Note	$165,000	$0.15	1,100,000
Convertible Preferred Stock	$600,000	$0.15	4,000,000

Warrants		$0.50	3,187,345
Employee Stock Options		$0.21	5,915,480
Total Convertible Shares			14,202,825

Non-Convertible Debt	Balance
Term Note (12/31/17 maturity)	$150,000

Convertible “Bridge” Note in total principal amount of $1,641,908

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